UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 29, 2005

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA 19341

(Address of Principal Executive Offices including Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On November 29, 2005, ViroPharma Incorporated (the “Company”) filed a Prospectus Supplement to Registration Statement 333-64482 (the “Prospectus Supplement”) which included the Company’s current estimate that net product sales of Vancocin will be approximately $160 to $170 million in 2006.

This current estimate is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This forward-looking statement is not a historical fact but rather is based on current expectations, estimates and projections about the Company’s industry, the Company’s beliefs and assumptions. This statement is not a guarantee of future performance and is subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecast in this forward-looking statement. The commercial sale of approved pharmaceutical products is subject to risks and uncertainties. These risks and uncertainties include, among others, the below risk factors, which were also included in the Prospectus Supplement. You are cautioned not to place undue reliance on this forward-looking statement. Although the Company believes that the expectations reflected in this forward looking statement are reasonable, the Company does not assume responsibility for the accuracy and completeness of the forward-looking statement other than as required by applicable law. The Company does not undertake any duty to update after the date of this Current Report the forward-looking statement whether as a result of new information, future events or otherwise.

Item 8.01	Other Events.

The Prospectus Supplement included the following Risk Factors:

We depend heavily on the continued sales of Vancocin.

If revenue from Vancocin materially declines, our financial condition and results of operations will be materially harmed because, other than potential royalties and milestone payments, sales of Vancocin may be our only source of revenue for at least the next several years.

Vancocin product sales could be adversely affected by a number of factors, including:

•	manufacturing or supply interruptions, which could impair our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in the prescribing or procedural practices of physicians in the areas of infectious disease, gastroenterology and internal medicine, including off-label prescribing of other products;

•	the development of competitive generic versions of oral Vancocin or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacterium to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	marketing or pricing actions by one or more of our competitors;

•	our ability to maintain all necessary contracts or obtain all necessary rights under applicable federal and state rules and regulations;

•	the approval of legislative proposals that would authorize re-importation of Vancocin into the U.S. from other countries;

•	regulatory action by the FDA and other government regulatory agencies;

•	changes in the reimbursement or substitution policies of third-party payors or retail pharmacies; and

•	product liability claims.

We cannot assure you that revenues from the sale of Vancocin will remain at or above current levels or achieve the level of net product sales that we expect. A decrease in sales of Vancocin could result in our inability to maintain profitability and could have a material adverse effect on our business, financial condition and results of operations.

Core patent protection for Vancocin has expired, which could result in significant competition from generic products and lead to a significant reduction in sales of Vancocin.

The last core patent protecting Vancocin expired in 1996. As a result, there is a potential for significant competition from generic products that would be designed to treat the same conditions addressed by Vancocin. Such competition could result in a significant reduction in sales of Vancocin. In order to continue to sell Vancocin at the quantity and price levels we are currently experiencing, we intend to rely on product manufacturing trade secrets, know-how and related non-patent intellectual property, confidentiality agreements with our employees, consultants, advisors, contractors and suppliers, and regulatory barriers to market entry that may discourage generic competitors from developing competing products. The effectiveness of these non-patent-related barriers to competition will depend primarily upon:

•	the nature of the market which Vancocin serves and the position of Vancocin in the market from time to time;

•	the growth of the market which Vancocin serves;

•	our ability to protect Vancocin know-how as a trade secret;

•	the complexities and economics of manufacture of a competitive product; and

•	the current or future regulatory approval requirements for any generic applicant.

We cannot assure you that generic competitors will not take advantage of the absence of patent protection for Vancocin to attempt to develop a competing product. From time to time we have become aware of information suggesting that other potential competitors may be attempting to develop a competing generic product. For example, on November 8, 2005, Akorn, Inc. announced that it had signed a letter of intent with Cipla, Ltd., to develop and supply an oral anti-infective Abbreviated New Drug Application, or ANDA, drug product which is distributed and used primarily in U.S. hospitals and has a current market size of approximately $100 million. Akorn disclosed that Cipla will be responsible for the development and manufacturing of the drug, and Akorn will be responsible for the ANDA regulatory submission and clinical development. The product was not identified, but may be an oral formulation of vancomycin. Except as discussed above, we are not aware of any public announcements, regulatory filings or public statements that potential generic competitors are developing a competing product, nor are we aware of the status of any such competitive efforts.

We are not able to predict the time period in which a generic drug may enter the market, as this timing will be affected by a number of factors, including:

•	the time required to develop appropriate manufacturing procedures;

•	whether a method of demonstrating bioequivalence, or other in-vitro method, is available to an applicant to gain marketing approval by the FDA in lieu of performing clinical studies;

•	the nature of any clinical trials which are required, if any; and

•	the specific formulation of drug for which approval is being sought.

If a generic competitor were to formulate a competing product that was approved by the FDA and that gained market acceptance, it would have a material adverse effect on our sales of Vancocin and on our business.

We do not know whether Vancocin will continue to be competitive in the markets which it serves.

We currently generate revenues from sales of Vancocin in the U.S. for the treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile, or C. difficile, and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. Vancocin sales for treatment of antibiotic-associated pseudomembranous colitis caused by C. difficile have increased over the past 12 months; however, Vancocin’s share of the U.S. market for this indication may decrease due to competitive forces and market dynamics. Metronidazole, a generic product, is regularly prescribed to treat C. difficile-associated disease at costs which are substantially lower than for Vancocin. In addition, products which are currently marketed for other indications by other companies may also be prescribed to treat this indication. Other drugs that are still in development by our competitors, including Genzyme Corporation, Oscient Pharmaceuticals and Optimer Pharmaceuticals, could be found to have competitive advantages over Vancocin. Approval of new products, or expanded use of currently available products, to treat C. difficile-associated disease, and particularly severe disease caused by C. difficile infection, could materially and adversely affect our sales of Vancocin.

We rely on a single third party to perform the distribution and logistics services for Vancocin.

We rely on a single third party to provide all necessary distribution and logistics services with respect to our sales of Vancocin, including warehousing of finished product, accounts receivable management, billing, collection and recordkeeping. If the third party ceases to be able to provide us with these services, or does not provide these services in a timely or professional manner, it could significantly disrupt our commercial operations, and may result in our not achieving the sales of Vancocin that we expect. Additionally, any interruption to these services could cause a delay in delivering product to our customers, which could have a material adverse effect on our business.

The third party service provider stores and distributes our products from a single warehouse located in the central U.S. A disaster occurring at or near this facility could materially and adversely impact our ability to supply Vancocin to our wholesalers which would result in a reduction in revenues from sales of Vancocin.

Our sales are mainly to a limited number of pharmaceutical wholesalers, and changes in terms required by these wholesalers or disruptions in these relationships could result in us not achieving the sales of Vancocin that we expect.

Approximately 95% of our Vancocin sales are to the three largest pharmaceutical wholesalers. If any of these wholesalers ceases to purchase our product for any reason, then unless and until the remaining wholesalers increase their purchases of Vancocin or alternative distribution channels are established:

•	our commercial operations could be significantly disrupted;

•	the availability of Vancocin to patients could be disrupted; and

•	we may not achieve the sales of Vancocin that we expect, which could decrease our revenues and potentially affect our ability to maintain profitability.

We are aware that wholesalers have, in the past, entered into fee-for-service agreements with pharmaceutical companies in connection with the distribution of their products. Although we do not currently have such agreements in place with our wholesalers, our entering into fee-for-service arrangements with wholesalers could result in higher costs to us and adversely affect our product margins. Additionally, we do not require collateral from our wholesalers but rather maintain credit limits and as a result we have an exposure to credit risk in our accounts receivable. The highest account receivable we have experienced from any one wholesaler was approximately $10 million and we anticipate that this amount could increase if Vancocin sales continue to increase. While we have experienced prompt payment by wholesalers and have not had any defaults on payments owed, a default by a large wholesaler could have a material adverse effect on our revenues and our earnings.

If our supplies of Vancocin finished product or any other approved products are interrupted or if we are unable to acquire adequate supplies of Vancocin or any other approved products to meet increasing demand for the products, our ability to maintain our inventory levels could suffer and future revenues may be delayed or reduced.

We will try to maintain Vancocin inventory levels to meet our current projections, plus a reasonable stock in excess of those projections. Any interruption in the supply of Vancocin finished products could hinder our ability to timely distribute Vancocin and satisfy customer demand. If we are unable to obtain adequate product supplies to satisfy our customers’ orders, we may lose those orders, our customers may cancel other orders, and they may choose instead to stock and purchase competing products. This in turn could cause a loss of our market share and negatively affect our revenues. Supply interruptions may occur and our inventory may not always be adequate. Our initial manufacturing agreement with Lilly relating to the manufacture of Vancocin capsules, required that Lilly continue to supply Vancocin capsules to us until the earlier of the qualification of a third party supply chain for Vancocin capsules or the expiration of the manufacturing agreement. As a result of increased demand for Vancocin during the first nine months of 2005, we entered into an amendment to this agreement in November 2005, which increases the amount of Vancocin that Lilly will supply to us during 2005 and early 2006, and ensures that Lilly will continue to supply us with Vancocin until at least September 30, 2006. That date will be extended if the third party supply chain is not qualified by September 30, 2006. We and Lilly are in the process of qualifying the third party supply chain and we are currently negotiating agreements with the companies from whom we would obtain the supply of Vancocin following qualification of the third party supply chain. We anticipate that the alternative sources of supply will be qualified during the first half of 2006. However, we cannot assure you that the third party supply chain will be qualified in a timely manner and meet commercial requirements and that there will be no disruption in the availability of sufficient supply to meet the demand for Vancocin.

Lilly currently is, and will be until the qualification of our third party finished product supplier, the only manufacturer qualified by the FDA to manufacture Vancocin capsule finished product for distribution and sale in the U.S. Upon expiration of our agreement with Lilly, we will be dependent upon a single third party finished product supplier.

Numerous factors could cause interruptions in the supply of our Vancocin finished products or other approved products, including manufacturing capacity limitations, changes in our sources for manufacturing, our failure to timely locate and obtain replacement manufacturers as needed and conditions affecting the cost and availability of raw materials. Lilly experienced a supply interruption during 2002 due to changes in quality standards for Vancocin and its components and there is no assurance that we will not experience similar or dissimilar supply interruptions. In addition, any commercial dispute with any of our suppliers could result in delays in the manufacture of our product, and affect our ability to commercialize our products.

We cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of our products on reasonable or acceptable terms. Any loss of a manufacturer or any difficulties that could arise in the manufacturing process could significantly affect our inventories and supply of products available for sale. If we are unable to supply sufficient amounts of our products on a timely basis, our market share could decrease and, correspondingly, our revenues would decrease.

We maintain business interruption insurance which could mitigate some of our loss of income in the event of certain covered interruptions of supply. However, this insurance coverage is unlikely to completely mitigate the harm to our business from the interruption of the manufacturing of products. The loss of a manufacturer could still have a negative effect on our sales, margins and market share, as well as our overall business and financial results.

We currently depend, and will in the future continue to depend, on third parties to manufacture our products, including Vancocin and our product candidates. If these manufacturers fail to meet our requirements and the requirements of regulatory authorities, our future revenues may be materially adversely affected.

We do not have the internal capability to manufacture commercial quantities of pharmaceutical products under the FDA’s current Good Manufacturing Practice regulations, or cGMPs. In order to continue to develop products, apply for regulatory approvals and commercialize our products, we will need to contract with third parties that have, or otherwise develop, the necessary manufacturing capabilities.

There are a limited number of manufacturers that operate under cGMPs that are capable of manufacturing our products and product candidates. If we are unable to enter into supply and processing contracts with any of these manufacturers or processors for our development stage product candidates, there may be additional costs and delays in the development and commercialization of these product candidates. If we are required to find an additional or alternative source of supply, there may be additional costs and delays in the development or commercialization of our product candidates. Additionally, the FDA inspects all commercial manufacturing facilities before approving a new drug application, or NDA, for a drug manufactured at those sites. If any of our manufacturers or processors fails to pass this FDA inspection, the approval and eventual commercialization of our products and product candidates may be delayed.

All of our contract manufacturers must comply with the applicable cGMPs, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. If our contract manufacturers do not comply with the applicable cGMPs and other FDA regulatory requirements, the availability of marketed products for sale could be reduced, our product commercialization could be delayed or subject to restrictions, we may be unable to meet demand for our products and may lose potential revenue and we could suffer delays in the progress of clinical trials for products under development. We do not have control over our third-party manufacturers’ compliance with these regulations and standards. Moreover, while we may choose to manufacture products in the future, we have no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. If we decide to manufacture products, we would be subject to the regulatory requirements described above. In addition, we would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing pharmaceutical products. No matter who manufactures the product, we will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

If we encounter delays or difficulties with contract manufacturers, packagers or distributors, market introduction and subsequent sales of our products could be delayed. If we change the source or location of supply or modify the manufacturing process, FDA and other regulatory authorities will require us to demonstrate that the product produced by the new source or location or from the modified process is equivalent to the product used in any clinical trials that were conducted. If we are unable to demonstrate this equivalence, we will be unable to manufacture products from the new source or location of supply, or use the modified process, we may incur substantial expenses in order to ensure equivalence, and it may harm our ability to generate revenues.

If we, or our manufacturers, are unable to obtain raw and intermediate materials needed to manufacture our products in sufficient amounts or on acceptable terms, we will incur significant costs and sales of our products would be delayed or reduced.

We, or the manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products or product candidates. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us, or our manufacturers, in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative manufacturers when needed, sales of our products would be delayed or reduced and will result in significant additional costs.

Our future product revenues from sales of Vancocin could be reduced by imports from countries where Vancocin is available at lower prices.

Vancocin has been approved for sale outside of the U.S., including but not limited to Canada, Brazil and Europe, and Lilly or its licensees will continue to market Vancocin outside of the U.S. There have been cases in which pharmaceutical products were sold at steeply discounted prices in markets outside the U.S. and then imported to the United States where they could be resold at prices higher than the original discounted price, but lower than the prices commercially available in the U.S. If this happens with Vancocin our revenues would be adversely affected. Additionally, there are non-U.S., Internet-based companies supplying Vancocin directly to patients at significantly reduced prices.

In recent years, various legislative proposals have been offered in the U.S. Congress and in some state legislatures that would authorize re-importation of pharmaceutical products into the U.S. from other countries including Canada. We cannot predict the outcome of such initiatives, which if adopted, could result in increased competition for our products and lower prices.

Orders for Vancocin may fluctuate depending on the inventory levels held by our major customers. Significant increases and decreases in orders from our major customers could cause our operating results to vary significantly from quarter to quarter.

Our customers for Vancocin include some of the nation’s leading wholesale pharmaceutical distributors. We attempt to monitor wholesaler inventory of our products using a combination of methods, including tracking prescriptions filled at the pharmacy level to determine inventory amounts sold from the wholesalers to their customers. However, our estimates of wholesaler inventories may differ significantly from actual inventory levels. Significant differences between actual and estimated inventory levels may result in excessive inventory production, inadequate supplies of products in distribution channels, insufficient or excess product available at the retail level, and unexpected increases or decreases in orders from our major customers. Forward-buying by wholesalers, for example, may result in significant and unexpected changes in customer orders from quarter to quarter. These changes may cause our revenues to fluctuate significantly from quarter to quarter, and in some cases may cause our operating results for a particular quarter to be below our expectations or projections. If our financial results are below expectations for a particular period, the market price of our securities may drop significantly.

Historically, Vancocin has been subject to limitations on the amount of payment and reimbursement available to patients from third party payors.

Historically, only a portion of the cost of Vancocin prescriptions is paid for or reimbursed by managed care organizations, government and other third-party payors. This reimbursement policy makes Vancocin less attractive, from a net-cost perspective, to patients and, to a lesser degree, prescribing physicians. For example, metronidazole, a drug frequently prescribed for C. difficile-associated diseases, is significantly less expensive than Vancocin. If adequate reimbursement levels are not provided for Vancocin, or if reimbursement policies increasingly favor other products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.

Our long-term success depends upon our ability to develop, receive regulatory approval for and commercialize drug product candidates and if we are not successful, our ability to generate revenues from the commercialization and sale of products resulting from our product candidates will be limited.

All of our drug candidates will require governmental approvals prior to commercialization. We have not completed the development of or received regulatory approval to commercialize any of our existing product candidates. Our failure to develop, receive regulatory approvals for and commercialize our development stage product candidates successfully will prevent us from generating revenues from the sale of products resulting from our product candidates. Our product candidates are at early stages of development and may not be shown to be safe or effective. We are performing a Phase 2 clinical trial on a product candidate for the prevention and treatment of CMV and recently reported preliminary results of a Phase 1b clinical trial of a product candidate for the treatment of HCV. Our Phase 1b trial enrolled six cohorts of up to 16 patients each, with 12 receiving HCV-796 and four receiving placebo, with the objective of comparing HCV-796’s safety and tolerability to a placebo; characterizing the compound’s pharmacokinetic profile; and comparing the antiviral effect of HCV-796 with that of a placebo on plasma HCV RNA concentrations. The clinical trial results of our Phase 1b HCV clinical trial that are described in the Prospectus Supplement are preliminary and full analysis of the data, or further testing such as the planned clinical studies of HCV-796 in combination with pegylated interferon, or the larger clinical trials which will be required in order to achieve regulatory approval, may be inconsistent with the preliminary results and may not support further clinical development. Our potential therapies under development for the treatment of CMV and HCV will require significant additional development efforts and regulatory approvals prior to any commercialization. We cannot be certain that our efforts and the efforts of our partners in this regard will lead to commercially viable products. For example, in May 2002, we received a “not approvable” letter from the FDA in connection with an oral formulation of pleconaril to treat the common cold. We have since out-licensed pleconaril, an intranasal product candidate for the treatment of the common cold, to Schering-Plough. Negative, inconclusive or inconsistent clinical trial results could prevent regulatory approval, increase the cost and timing of regulatory approval, cause us to perform additional studies or to file for a narrower indication than planned. We do not know what the final cost to manufacture our CMV and HCV product candidates in commercial quantities will be, or the dose required to treat patients and, consequently, what the total cost of goods for a treatment regimen will be.

If we are unable to successfully develop our product candidates, we will not have a source of revenue other than Vancocin. Moreover, the failure of one or more of our product candidates in clinical development could harm our ability to raise additional capital.

The development of any of our product candidates is subject to many risks, including that:

•	the product candidate is found to be ineffective or unsafe;

•	the clinical test results for the product candidate delay or prevent regulatory approval;

•	the FDA forbids us to initiate or continue testing of the product candidates in human clinical trials;

•	the product candidate cannot be developed into a commercially viable product;

•	the product candidate is difficult and/or costly to manufacture;

•	the product candidate later is discovered to cause adverse effects that prevent widespread use, require withdrawal from the market, or serve as the basis for product liability claims;

•	third party competitors hold proprietary rights that preclude us from marketing the product candidate; and

•	third party competitors market a more clinically effective, safer, or more cost-effective product.

Even if we believe that the clinical data demonstrates the safety and efficacy of a product candidate, regulators may disagree with us, which could delay, limit or prevent the approval of such product candidate. As a result, we may not obtain regulatory approval, or even if a product is approved, we may not obtain the labeling claims we believe are necessary or desirable for the promotion of the product. In addition, regulatory approval may take longer than we expect as a result of a number of factors, including failure to qualify for priority review of our application. All statutes and regulations governing the approval of our product candidates are subject to change in the future. These changes may increase the time or cost of regulatory approval, limit approval, or prevent it completely.

Even if we receive regulatory approval for our product candidates, or acquire the rights to additional already approved products, the later discovery of previously unknown problems with a product, manufacturer or facility may result in adverse consequences, including withdrawal of the product from the market. Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug’s use, or upon the conduct of further studies, and may be subject to continuous review.

The regulatory process is expensive, time consuming and uncertain and may prevent us from obtaining required approvals for the commercialization of our product candidates.

We have product candidates for the treatment of CMV and HCV in clinical development. Schering-Plough is conducting the clinical development of pleconaril. We must complete significant laboratory, animal and clinical testing on these product candidates before we submit marketing applications in the U.S. and abroad.

The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. For example, our enrollment of patients in our clinical trial for maribavir has been impacted by our ability to identify and successfully recruit a sufficient number of patients who have undergone allogeneic hematopoietic stem cell/bone marrow transplantation. If we are unable to accrue sufficient clinical patients who are eligible to participate in the trials during the appropriate period, we may need to delay our clinical trials and incur significant additional costs. In addition, the FDA or Institutional Review Boards may require us to delay, restrict, or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, we may be unable to submit a NDA to the FDA for our product candidates within the timeframe we currently expect. Once a NDA is submitted, it must be approved by the FDA before we can commercialize the product described in the application. The cost of human clinical trials varies dramatically based on a number of factors, including:

•	the order and timing of clinical indications pursued;

•	the extent of development and financial support from corporate collaborators;

•	the number of patients required for enrollment;

•	the length of time required to enroll these patients;

•	the costs and difficulty of obtaining clinical supplies of the product candidate; and

•	the difficulty in obtaining sufficient patient populations and clinicians.

Even if we obtain positive preclinical or clinical trial results in initial studies, future clinical trial results may not be similarly positive. As a result, ongoing and contemplated clinical testing, if permitted by governmental authorities, may not demonstrate that a product candidate is safe and effective in the patient population and for the disease indications for which we believe it will be commercially advantageous to market the product. The failure of our clinical trials to demonstrate the safety and efficacy of our product candidate for the desired indications could delay the commercialization of the product.

In 2003, Congress enacted the Pediatric Research Equity Act requiring the development and submission of pediatric use data for new drug products. Our failure to obtain these data, or to obtain a deferral of, or exemption from, this requirement could adversely affect our chances of receiving regulatory approval, or could result in regulatory or legal enforcement actions.

Even after we receive regulatory approval, as with Vancocin, if we fail to comply with regulatory requirements, or if we experience unanticipated problems with our approved products, our products could be subject to restrictions or withdrawal from the market.

Vancocin is, and any other product for which we obtain marketing approval from the FDA or other regulatory authority will be, along with the manufacturing processes, post-approval clinical data collection and promotional activities for each such product, subject to continual review and periodic inspection by the FDA and other regulatory bodies. After approval of a product, we will have, and with Vancocin, we currently have, significant ongoing regulatory compliance obligations. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in penalties or other actions, including:

•	warning letters;

•	fines;

•	product recalls;

•	withdrawal of regulatory approval;

•	operating restrictions, including restrictions on such products or manufacturing processes;

•	disgorgement of profits;

•	injunctions; and

•	criminal prosecution.

Any of these events could result in a material adverse effect on our revenues and financial condition.

There are many potential competitors with respect to our product candidates under development, who may develop products and technologies that make ours non-competitive or obsolete.

There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by our products under development.

There are products already marketed by F. Hoffman La-Roche, AstraZeneca and Gilead Sciences Inc. for the prevention and treatment of CMV and Schering-Plough and F. Hoffman La-Roche for HCV. We are aware of a number of other companies which have compounds in various stages of clinical development for the treatment HCV. Developments by these or other entities may render our product candidates non-competitive or obsolete. Furthermore, many of our competitors are more experienced than we are in drug development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly and more effectively than we do for our product candidates. Competitors may succeed in developing products that are more effective and less costly than any that we develop and also may prove to be more successful in the manufacturing and marketing of products.

Any product that we successfully develop and for which we gain regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capacity, reimbursement coverage, pricing and patent protection. Our products could also be rendered obsolete or uneconomical by regulatory or competitive changes.

In order to continue to expand our business and sustain our revenue growth, we will need to acquire additional marketed products through in-licensing or the acquisitions of businesses that we believe are a strategic fit with us. We may not be able to in-license or acquire suitable products at an acceptable price or at all. In addition, engaging in any in-licensing or acquisitions will incur a variety of costs, and we may never realize the anticipated benefits of any such in-license or acquisition.

As part of our long-term strategy and in order to sustain our revenue growth, we intend to seek to acquire or in-license additional products to treat unmet or underserved medical conditions. Even if we are able to locate products or businesses that fit within our strategic focus, we cannot assure you that we will be able to negotiate agreements to acquire or in-license such additional products on acceptable terms or at all. Further, if we acquire a product or business, the process of integrating the acquired product or business may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. Moreover, we may fail to realize the anticipated benefits for a variety of reasons, such as an acquired product candidate proving to not be safe or effective in later clinical trials. We may fund any future acquisition by issuing equity or debt securities, which could dilute the ownership percentages of our existing stockholders. Acquisition efforts can consume significant management attention and require substantial expenditures, which could detract from our other programs. In addition, we may devote resources to potential acquisitions that are never completed.

We cannot assure you that an acquired product or business will have the intended effect of helping us to sustain our revenue growth. If we are unable to do so, our business could be materially adversely affected.

Any of our future products may not be accepted by the market, which would harm our business and results of operations.

Even if approved by the FDA and other regulatory authorities, our product candidates may not achieve market acceptance by patients, prescribers and third-party payors. As a result, we may not receive revenues from these products as anticipated. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt and timing of regulatory approvals, and the scope of marketing and promotion activities permitted by such approvals (e.g., the “label” for the product approved by the FDA);

•	the availability of third-party reimbursement from payors such as government health programs and private health insurers;

•	the establishment and demonstration in the medical community, such as doctors and hospital administrators, of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing treatment alternatives, if any;

•	the effectiveness of the sales and marketing force that may be promoting our products; and

•	the effectiveness of our contract manufacturers.

If our product candidates do not achieve market acceptance by a sufficient number of patients, prescribers and third-party payors, our business will be materially adversely affected.

We have limited sales and marketing infrastructure and if we are unable to develop our own sales and marketing capability we may be unsuccessful in commercializing our products.

Under our agreement with GSK, we have the exclusive right to market and sell maribavir throughout the world, other than Japan. Under our agreement with Wyeth, we have the right to co-promote HCV products arising from our collaboration in the U.S. and Canada. Schering-Plough is solely responsible for the marketing, promotion and sale of intranasal pleconaril following its approval.

We currently have a limited marketing staff and no sales staff. As a result of our acquisition of Vancocin, we established a small group of regional medical scientists and commenced medical education programs, but do not anticipate that we will build a sales force related solely to Vancocin. The development of a marketing and sales capability for our product candidates in clinical development, or for products that we may acquire if we are successful in our business development efforts, could require significant expenditures, management resources and time. We may be unable to build a marketing and sales capability, the cost of establishing such a marketing and sales capability may exceed any product revenues, and our marketing and sales efforts may be unsuccessful. We may not be able to find a suitable sales and marketing partner for our other product candidates. If we are unable to successfully establish a sales and marketing capability in a timely manner or find suitable sales and marketing partners, our business and results of operations will be harmed. Even if we are able to develop a sales force or find a suitable marketing partner, we may not successfully penetrate the markets for any of our proposed products.

We depend on collaborations with third parties, which may reduce our product revenues or restrict our ability to commercialize products, and also ties our success to the success of our collaborators.

We have entered into, and may in the future enter into additional, sales and marketing, distribution, manufacturing, development, licensing and other strategic arrangements with third parties. For example, in November 2004, we announced that we entered into a license agreement with Schering-Plough under which Schering-Plough assumed responsibility for all future development and commercialization of pleconaril. Sanofi-Aventis also has exclusive rights to market and sell pleconaril in countries other than the U.S. and Canada for which we will receive a royalty. Schering-Plough will receive a portion of any royalty payments made to us under our license agreement with Sanofi-Aventis for rights to pleconaril.

In August 2003, we entered into a license agreement with GSK under which we acquired exclusive worldwide rights, excluding Japan, from GSK to develop and commercialize an antiviral compound, maribavir, for the prevention and treatment of CMV infections related to transplant, including solid organ and hematopoietic stem cell / bone marrow transplantation, congenital transmission, and in patients with HIV infection. GSK retained the exclusive right to market and sell products covered by these patents and patent applications in Japan.

In December 1999, we entered into an agreement with Wyeth to develop jointly products for use in treating the effects of HCV in humans. Under the agreement, we exclusively licensed to Wyeth worldwide rights under patents and know-how owned by us or created under the agreement. While we have the right to co-promote these products in the U.S. and Canada, Wyeth has the exclusive right to promote these products elsewhere in the world, for which we will receive a royalty. Wyeth also has the exclusive right to manufacture any commercial products developed under the agreement.

If any of Wyeth, Schering-Plough or Sanofi-Aventis do not successfully market and sell products in their respective territories, we will not receive revenue from royalties on their sales of products.

We are currently engaged in additional discussions relating to other arrangements. We cannot be sure that we will be able to enter into any such arrangements with third parties on terms acceptable to us or at all. Third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us.

Our ultimate success may depend upon the success of our collaborators. We have obtained from Sanofi-Aventis and GSK, and will attempt to obtain in the future, licensed rights to certain proprietary technologies and compounds from other entities, individuals and research institutions, for which we may be obligated to pay license fees, make milestone payments and pay royalties. In addition, we may in the future enter into collaborative arrangements for the marketing, sales and distribution of our product candidates, which may require us to share profits or revenues. We may be unable to enter into additional collaborative licensing or other arrangements that we need to develop and commercialize our drug candidates. Moreover, we may not realize the contemplated benefits from such collaborative licensing or other arrangements. These arrangements may place responsibility on our collaborative partners for preclinical testing, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. We cannot be certain that any of these parties will fulfill their obligations in a manner consistent with our best interests. These arrangements may also require us to transfer certain material rights or issue our equity securities to corporate partners, licensees or others. Any license or sublicense of our commercial rights may reduce our product revenue. Moreover, we may not derive any revenues or profits from these arrangements. In addition, our current strategic arrangements may not continue and we may be unable to enter into future collaborations. Collaborators may also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, that are in direct competition with us.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.

Two of our current product candidates are based on intellectual property that we have licensed from Sanofi-Aventis and GSK. Another clinical development program involves a joint development program with Wyeth pursuant to which we licensed to Wyeth worldwide rights within a certain field under patents and know-how owned by us or created under the agreement. We depend, and will continue to depend, on these license agreements. All of our license agreements may be terminated if, among other events, we fail to satisfy our obligations as they relate to the development of the particular product candidate. All of our license agreements, other than the agreements with Lilly regarding Vancocin, may also be terminated if we breach that license agreement and do not cure the breach within specified time periods or in the event of our bankruptcy or liquidation. Our agreement with Lilly permits it to suspend the licenses granted to us by Lilly in the event of uncured defaults by us until such time as the default is cured or otherwise resolved.

Our license agreement with GSK imposes various obligations on us, including milestone payment requirements and royalties. If we fail to comply with these obligations, GSK has or may have the right to terminate the license, in which event we would not be able to market products covered by the license.

Disputes may arise with respect to our licensing agreements regarding manufacturing, development and commercialization of any of the particular product candidates. These disputes could lead to delays in or termination of the development, manufacture and commercialization of our product candidates or to litigation.

Many other entities seek to establish collaborative arrangements for product research and development, or otherwise acquire products, in competition with us.

We face competition from large and small companies within the pharmaceutical and biotechnology industry as well as public and private research organizations, academic institutions and governmental agencies in acquiring products and establishing collaborative arrangements for product development. Many of the companies and institutions that compete against us have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting business development activities. These entities represent significant competition to us as we seek to expand further our pipeline through the in-license or acquisition of additional products in clinical development, or that are currently on the market. Moreover, while it is not feasible to predict the actual cost of acquiring additional product candidates, that cost could be substantial. We may need additional financing in order to acquire additional new products. Our outstanding indebtedness may make it more difficult for us to raise additional financing.

Even if we are successful in maintaining or increasing Vancocin revenues, we may be dependent upon our ability to raise financing for, and the successful development and commercialization of our product candidates in our CMV and HCV programs and in order to repay our debt obligations.

We will need substantial funds to continue our business activities and repay our debt obligations. We expect that Vancocin will generate significant cash flows for us and should allow us to substantially fund our development and other operating costs under our current business plan over the next several years. However, if Vancocin revenues decrease, we may require additional capital by March 2007 when our 6% convertible subordinated notes mature. Moreover, we expect to incur significant expenses over at least the next several years primarily due to our development costs from our CMV and HCV programs, business development activities seeking new opportunities to expand further our product pipeline, general and administrative expenses, interest payments on our outstanding debt service requirements and income taxes.

In addition, the amount and timing of our actual capital requirements as well as our ability to finance such requirements will depend upon numerous factors, including:

•	our actual sales of Vancocin;

•	the cost of commercializing Vancocin and our product candidates;

•	the cost of reducing the principal amount of our indebtedness;

•	our ability to generate revenue and positive cash flow through our HCV collaboration agreement with Wyeth;

•	whether we receive any of the additional milestone payments and royalties contemplated by our license agreement with Schering-Plough relating to development and commercialization of intranasal pleconaril;

•	the cost and progress of our clinical development programs;

•	the cost of milestone payments that may be due to GSK under our license agreement with them for maribavir, our product candidate to treat CMV, if pre-defined clinical and regulatory events are achieved;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of acquiring additional commercialized products and / or products in clinical development;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the effect of changes and developments in our existing collaborative, licensing and other relationships.

We may be unable to raise sufficient funds to complete our development, marketing and sales activities for any of our product candidates and repay our debt obligations. Potential funding sources include:

•	public and private securities offerings;

•	debt financing, such as bank loans; and

•	collaborative, licensing and other arrangements with third parties.

We may not be able to find sufficient debt or equity funding on acceptable terms, if at all. If we cannot, we may need to delay, reduce or eliminate development programs, as well as other aspects of our business. The sale by us of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize ourselves.

We have a history of losses and our continued profitability is uncertain.

Prior to 2005 we had incurred losses in each year since our inception in 1994. As of September 30, 2005, we had an accumulated deficit of approximately $236.1 million. We achieved profitability on a quarterly basis during the quarter ended December 31, 2004 and have maintained profitability in each of the three following quarters. Our ability to maintain profitability is dependent on a number of factors, including continued revenues from Vancocin sales, our ability to obtain regulatory approvals for our product candidates, successfully commercialize those product candidates, generate revenues from the sale of products from existing and potential future collaborative agreements, and secure contract manufacturing, distribution and logistics services. We do not know when or if we will acquire additional products to expand further our product portfolio, complete our product development efforts, receive regulatory approval of any of our product candidates or successfully commercialize any approved products. We expect to incur significant additional expenses over several years, and Vancocin’s ability to generate substantial cash flows over this timeframe could be materially and adversely affected by the introduction of effective generic or branded competing products. As a result, we are unable to accurately predict whether we will be able to maintain profitability and if not, the extent of any future losses or the time required to regain profitability, if at all.

We have indebtedness and debt service payments which could negatively impact our liquidity.

As of September 30, 2005, we had $86.7 million in principal amount of indebtedness outstanding in the form of our 6% convertible subordinated notes due March 2007. Our annual debt service obligations on this debt are approximately $5.2 million per year in interest payments.

The level of our indebtedness, among other things, could:

•	make it more difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our ability to generate cash flow from the sale of Vancocin through sales and receivables collections, our ability to maintain sufficient cash reserves, the results of our clinical development efforts, our future operating performance, and on general economic, financial, competitive, legislative, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors.

We may not be able to pay our debt and other obligations.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations to pay principal and interest under the convertible subordinated notes. If our cash, cash equivalents, short and long term investments and operating cash flows are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the convertible subordinated notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the convertible subordinated notes to accelerate their maturities which could also cause defaults under any future indebtedness we may incur. Any such default would have a material adverse effect on our business, prospects, financial condition, liquidity and operating results. We cannot be sure that we would be able to repay amounts due in respect of the convertible subordinated notes if payment of our outstanding indebtedness were to be accelerated following the occurrence of an event of default as defined in the indenture of the convertible subordinated notes.

Our strategic plan may not achieve the intended results.

We restructured our business in January 2004 as part of our effort to redefine our strategic direction to focus on development of later stage opportunities, to build specific franchises relating to our current development programs and to expand our product portfolio through the acquisition of complementary clinical development stage or commercial product opportunities as a means to accelerate our path toward becoming a profitable pharmaceutical company. Our restructuring efforts have placed and may continue to place a significant strain on our managerial, operational, financial and other resources. Additionally, the restructuring may negatively affect our employee turnover, recruitment and retention of employees.

We may not be successful in implementing our strategic direction. There are a variety of risks and uncertainties that we face in executing this strategy.

We may need additional financing in order to acquire additional new products or product candidates. Even if we are successful in such efforts, our outstanding indebtedness may make it more difficult for us to raise additional financing. We may not have sufficient resources to execute our plans, and our actual expenses over the periods described in this report may vary depending on a variety of factors, including:

•	the level of revenue from sales of Vancocin actually received by us;

•	our actual operating costs related to Vancocin;

•	the cost of acquiring additional new product opportunities as a result of our business development efforts;

•	the actual cost of conducting clinical trials;

•	the outcome of clinical trials in our CMV and HCV programs;

•	whether we receive any of the milestone payments and royalties contemplated by our license agreement with Schering-Plough relating to the development and commercialization of intranasal pleconaril; and

•	our resulting right to receive or obligation to pay milestone payments under agreements relating to our CMV, HCV and common cold programs.

In addition to the points noted above, our ability to sustain profitability is dependent on developing and obtaining regulatory approvals for our product candidates, successfully commercializing such product candidates, which may include entering into collaborative agreements for product development and commercialization, acquiring additional products through our business development efforts, and securing contract manufacturing services and distribution and logistics services. If our sales of Vancocin are materially adversely affected because of competition or other reasons, we may need to raise substantial additional funds to continue our business activities and fund our debt service obligations beyond March 2007.

We will rely on our employees, consultants, contractors, suppliers, manufacturers and collaborators to keep our trade secrets confidential.

We rely on trade secrets, trademarks, and unpatented proprietary know-how and continuing technological innovation in developing and manufacturing our products, including Vancocin, in order to protect our significant investment in these products from the risk of discovery by generic drug manufacturers and other potential competition. We require each of our employees, consultants, advisors, contractors, suppliers, manufacturers and collaborators to enter into confidentiality agreements prohibiting them from taking our proprietary information and technology or from using or disclosing proprietary information to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee, consultant or advisor, to the extent appropriate for the services provided during the course of the relationship, are our exclusive property, other than inventions unrelated to us and developed entirely on the individual’s own time. Nevertheless, these agreements may not provide meaningful protection of our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

We depend on patents and proprietary rights for our products which are in clinical development, which may offer only limited protection against potential infringement, and if we are unable to protect our patents and proprietary rights, we may lose the right to develop, manufacture, market or sell products and lose sources of revenue.

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies in clinical development, both in the U.S. and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce our patents, or to protect our trade secrets, and could result in substantial cost to us and diversion of our efforts. We intend to file applications as appropriate for patents describing the composition of matter of our drug candidates, the proprietary processes for producing such compositions, and the uses of our drug candidates. We own four issued U.S. patents, two non-U.S. patents and have nine pending U.S. patent applications, four of which we co-own with Wyeth. We also have filed international, regional and non-U.S. national patent applications in order to pursue patent protection in major foreign countries.

Many of our scientific and management personnel were previously employed by competing companies. As a result, such companies may allege trade secret violations and similar claims against us.

To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, our product development efforts may be delayed. We may collaborate with universities and governmental research organizations which, as a result, may acquire certain rights to any inventions or technical information derived from such collaboration.

We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights, even if we are ultimately successful. If we are unsuccessful in defending a claim that we have infringed or misappropriated the intellectual property of a third party, we could be required to pay substantial damages, stop using the disputed technology, develop new non-infringing technologies, or obtain one or more licenses from third parties. If we or our licensors seek to enforce our patents, a court may determine that our patents or our licensors’ patents are invalid or unenforceable, or that the defendant’s activity is not covered by the scope of our patents or our licensors’ patents. The U.S. Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or patent applications. An opposition or revocation proceeding could be instituted in the patent offices of foreign jurisdictions. An adverse decision in any such proceeding could result in the loss of our rights to a patent or invention.

If our licensors do not protect our rights under our license agreements with them or do not reasonably consent to our sublicense of rights or if these license agreements are terminated, we may lose revenue and expend significant resources defending our rights.

We have licensed from GSK worldwide rights, excluding Japan, to an antiviral compound, maribavir, for the prevention and treatment of CMV infections related to transplant, including solid organ and hematopoietic stem cell/bone marrow transplantation, congenital transmission, and in patients with HIV infection.

This compound, and a related compound, are subject to patents and patent applications in a variety of countries throughout the world. We have licensed from Sanofi-Aventis the exclusive U.S. and Canadian rights to certain antiviral agents for use in picornavirus indications, which are the subject of U.S. and Canadian patents and patent applications owned by Sanofi-Aventis, certain of which describe pleconaril and others of which describe compounds that are either related to pleconaril or have antiviral activity. We sublicensed our rights under these patents to Schering-Plough. We depend on GSK and Sanofi-Aventis to prosecute and maintain many of these patents and patent applications and protect such patent rights. Failure by GSK or Sanofi-Aventis to prosecute or maintain such patents or patent applications and protect such patent rights could lead to our loss of revenue. Under certain circumstances, our ability to sublicense our rights under these license agreements is subject to the licensor’s consent. If our license agreements with GSK and Sanofi-Aventis are terminated, our ability to manufacture, develop, market and sell products under those agreements would terminate.

Our successful commercialization of our products will depend, in part, on the availability and adequacy of third party reimbursement.

Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the U.S., private health insurers and other organizations. Federal and state regulations govern or influence the reimbursement to health care providers of fees in connection with medical treatment of certain patients. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that could limit the amount that state or federal governments will pay to reimburse the cost of drugs. Continued significant changes in the health care system could have a material adverse effect on our business. Decisions by state regulatory agencies, including state pharmacy boards, and/or retail pharmacies may require substitution of generic for branded products, may prefer competitors’ products over our own, and may impair our pricing and thereby constrain our market share and growth. In addition, we believe the increasing emphasis on managed care in the U.S. could put pressure on the price and usage of our product candidates, which may in turn adversely impact future product sales.

Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and we could lose anticipated revenues and experience delayed achievement of profitability and be unable to service our debt requirements.

In recent years, various legislative proposals have been offered in the U.S. Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines and restrictions on access to certain products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting us.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our ability to compete.

We are highly dependent upon qualified scientific, technical and managerial personnel, including our President and CEO, Michel de Rosen, our Vice President and Chief Financial Officer, Vincent J. Milano, our Vice President and Chief Scientific Officer, Colin Broom, and our Vice President and Chief Commercial Officer, Joshua Tarnoff. Our ability to grow and expand into new areas and activities will require additional expertise and the addition of new qualified personnel. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. Furthermore, we have not entered into non-competition agreements or employment agreements with our key employees. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our development programs, and our ability to manage day-to-day operations, attract collaboration partners, attract and retain other employees and generate revenues. We do not maintain key man life insurance on any of our employees.

We may be subject to product liability claims, which can be expensive, difficult to defend and may result in large judgments or settlements against us.

The administration of drugs to humans, whether in clinical trials or after marketing clearance is obtained, can result in product liability claims. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against us. In addition, third party collaborators and licensees may not protect us from product liability claims.

We currently maintain product liability insurance in connection with our clinical development programs and marketing of Vancocin. We may not be able to obtain or maintain adequate protection against potential liabilities arising from clinical development or product sales. If we are unable to obtain sufficient levels of insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to product liability claims. A successful product liability claim in excess of our insurance coverage could harm our financial condition, results of operations and prevent or interfere with our product commercialization efforts. In addition, any successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming and expensive.

We previously used hazardous materials in our business and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Prior to our restructuring in January 2004, we used radioactive and other materials that could be hazardous to human health, safety or the environment. In connection with our restructuring in January 2004, we decommissioned our discovery laboratories, which required the disposal of many of these materials. We are subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We stored these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. Although we believe that our safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. We may be required to incur significant costs to comply with environmental laws, rules, regulations and policies. Additionally, if an accident occurs, we could be held liable for any resulting damages, and any such liability could exceed our resources. We do not maintain a separate insurance policy for these types of risks and we do not have reserves set aside for environmental claims. Any future environmental claims could harm our financial conditions, results of operations, liquidity and prevent or interfere with our product commercialization efforts. In addition, compliance with future environmental laws, rules, regulations and policies could lead to additional costs and expenses.

The rights that have been and may in the future be granted to holders of our common or preferred stock may adversely affect the rights of other stockholders and may discourage a takeover.

Our board of directors has the authority to issue up to 4,800,000 shares of preferred stock and to determine the price, privileges and other terms of such shares. Our board of directors may exercise this authority without the approval of, or notice to, our stockholders. Accordingly, the rights of the holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The application of Section 203 could also delay or prevent a third party or a significant stockholder of ours from acquiring control of us or replacing our current management. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Under Delaware law, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock.

In September 1998, our board of directors adopted a plan that grants each holder of our common stock the right to purchase shares of our series A junior participating preferred stock. This plan is designed to help insure that all our stockholders receive fair value for their shares of common stock in the event of a proposed takeover of us, and to guard against the use of partial tender offers or other coercive tactics to gain control of us without offering fair value to the holders of our common stock. In addition, our charter and bylaws contain certain provisions that could discourage a hostile takeover, such as a staggered board of directors and significant notice provisions for nominations of directors and proposals. The plan and our charter and bylaws may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management.

Our stock price could continue to be volatile.

Our stock price, like the market price of the stock of other pharmaceutical companies, has been volatile. For example, during the last twelve months through September 30, 2005, the market price for our common stock fluctuated between $1.67 and $21.35 per share. The following factors, among others, could have a significant impact on the market for our common stock:

•	period to period fluctuations in sales of Vancocin;

•	results of clinical trials with respect to our product candidates in development or those of our competitors;

•	developments with our collaborators;

•	announcements of technological innovations or new products by our competitors;

•	litigation or public concern relating to our products or our competitors’ products;

•	developments in patent or other proprietary rights of ours or our competitors (including related litigation);

•	any other future announcements concerning us or our competitors;

•	any announcement regarding our acquisition of product candidates or entities;

•	future announcements concerning our industry;

•	governmental regulation;

•	actions or decisions by the SEC, the FDA or other regulatory agencies;

•	changes or announcements of changes in reimbursement policies;

•	period to period fluctuations in our operating results;

•	our cash balances;

•	changes in our capital structure;

•	changes in estimates of our performance by securities analysts;

•	market conditions applicable to our business sector; and

•	general market conditions.

Future sales of our common stock in the public market could adversely affect our stock price.

We cannot predict the effect, if any, that future sales of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. We have an effective registration statement on Form S-3, of which the Prospectus Supplement and accompanying prospectus forms a part, which allows us to sell up to an additional $212.0 million of securities in one or more public offerings, prior to taking into account the securities offered by the Prospectus Supplement. The registration statement provides us with the flexibility to determine the type of security we choose to sell, including common stock, preferred stock, warrants and debt securities, as well as the ability to time such sales when market conditions are favorable. Additionally, we have another effective registration statement on Form S-3 which permits the holders of up to 33.8 million shares of our common stock received upon conversion of our senior convertible notes to resell these shares from time to time.

As of September 30, 2005 we had outstanding options to purchase 3,261,947 shares of our common stock at a weighted average exercise price of $7.66 per share (1,809,212 of which have not yet vested) issued to employees, directors and consultants pursuant to our 1995 Stock Option and Restricted Share Plan, and outstanding options to purchase 124,574 shares of our common stock at a weighted average exercise price of $1.32 per share (38,748 of which have not yet vested) to non-executive employees pursuant to our 2001 Equity Incentive Plan. In order to attract and retain key personnel, we may issue additional securities, including stock options, restricted stock grants and shares of common stock, in connection with our employee benefit plans, or may lower the price of existing stock options. Sale, or the availability for sale, of substantial amounts of common stock by our existing stockholders pursuant to an effective registration statement or under Rule 144, through the exercise of registration rights or the issuance of shares of common stock upon the exercise of stock options or warrants, or the perception that such sales or issuances could occur, could adversely affect the prevailing market prices for our common stock.

We face costs and risks associated with compliance with Section 404 of the Sarbanes-Oxley Act.

Currently, we are evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a result, we are incurring additional expenses and a diversion of management’s time and we will continue to incur substantial accounting expense and expend significant management efforts in future periods. While we anticipate completion of testing and evaluation of our internal controls over financial reporting with respect to the requirements of Section 404 in a timely fashion, there can be no assurance that we will be able to realize this result. In future years, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls that we would be required to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: November 29, 2005	By:	/s/ THOMAS F. DOYLE
Thomas F. Doyle
Vice President, General Counsel and Secretary